AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of the 1st day of September, 2005 between OCCULOGIX, INC. (the “Company”), a corporation incorporated under the laws of the State of Delaware, and Irving J. Siegel, who resides in the Town of Richmond Hill in the Province of Ontario (hereinafter referred to as the “Employee”).

WHEREAS the Vascular Sciences Corporation (now the Company) and the Employee entered into an employment agreement, dated as of August 1, 2003, setting forth the rights and obligations of each of them with respect to the Employee’s employment with Vascular Sciences Corporation (now the Company) (the “Employment Agreement”);

AND WHEREAS Quest Clinical Trials Inc. (now AMD Medical Services Inc.), of which the Employee is a beneficial owner, director and officer, Rheo Clinic Inc. and OccuLogix, L.P., both of which are affiliates of the Company, and the Employee entered into an amended and restated consulting agreement (the “Consulting Agreement”), dated as of August 1, 2003, pursuant to which, among other things, Quest Clinical Trials Inc. (now AMD Medical Services Inc.) provided medical and other services to Rheo Clinic Inc. in connection with the operation of its Rheopheresis™ clinic located in the City of Mississauga (the “Rheo Clinic”);

AND WHEREAS now the Company effectively operates the Rheo Clinic, and the nature of its practice has changed in such a manner so as to make it appropriate to adjust the scope and nature of the services that were being provided by AMD Medical Services Inc. pursuant to the Consulting Agreement;

AND WHEREAS the Company, AMD Medical Services Inc. and the Employee, as of the date hereof, will enter into a consulting agreement, that is intended to replace the Consulting Agreement, which will reflect the adjusted scope and nature of the services to be provided by AMD Medical Services Inc. to the Company in connection with its operation of the Rheo Clinic and in connection with other clinical trial-related activities of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in the Employment Agreement, as amended by this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1.	Section 5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following provision:

5. Duties. The Employee is engaged to serve as Vice President, Clinical Affairs of the Company and shall have such other duties as, from time to time, may be reasonably assigned to him by the Board of Directors of the Company. During the term hereof, the Employee shall devote the necessary time, energy and attention required to fulfill his duties and responsibilities hereunder. Nothing herein shall preclude the Employee from being involved, directly or indirectly, with any other business or profession as long as his involvement in such other business or profession, in the opinion of the Company, does not interfere or conflict with the execution of his duties hereunder.

2.	Section 6(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following provision:

(a) The Company shall pay to the Employee, as compensation for all services rendered by the Employee hereunder, an annual base salary of CDN$225,000, subject to such deductions as may be agreed upon by the parties or required by law. The Board of Directors of the Company, or the Compensation Committee thereof, shall review the Employee’s performance and base salary on an annual basis and may provide for such increase, if any, in the base salary as it may determine appropriate. This salary shall be paid in accordance with the Company’s customary payroll procedure.

3.	Section 6(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following provision:

(d) Subject to achieving objectives determined on an annual basis by the Board of Directors of the Company (the “Bonus Criteria”), the Employee shall be entitled to an annual bonus of up to a maximum of 33⅓% of the Employee’s annual base salary, which bonus shall be calculated based on the formula set out in the Bonus Criteria.

4.
The Employee’s annual bonus entitlement for 2005 shall be determined, in whole, in accordance with Section 6(d) of the Employment Agreement, as it is amended by this Amending Agreement, and, accordingly, shall be an amount equal to the applicable percentage (of up to a maximum of 33⅓%) of CDN$225,000, being the Employee’s annual base salary.

5.	Section 7(c)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following provision:

(ii) severance pay equal to: (A) 24 months’ salary hereunder if such termination occurs after July 31, 2005 but before August 1, 2008; and (B) 32 months’ salary hereunder if such termination occurs after July 31, 2008; in each case, payable in either equal monthly installments or in a lump sum payment at the discretion of the Employee;

6.	Section 7(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following provision:

(d) Adjustment to Payment upon Termination. If pursuant to Section 6(a) hereof, the Employee’s base salary is increased, the Board of Directors of the Company, or the Compensation Committee thereof, in its complete discretion, may reduce the number of months’ salary payable pursuant to Section 7(c)(ii), provided, however, that, at no time, shall the amount of severance pay payable pursuant to Section 7(c)(ii) be less than the amount of severance that would have been payable based on an annual base salary of CDN$225,000.

7.	The Employment Agreement remains in full force and effect, unamended, other than as amended by this Amending Agreement.

8.
This Amending Agreement may be signed by facsimile and in counterpart, and each such counterpart will constitute an original document, and such counterparts, taken together, will constitute one and the same instrument.

9.	This Amending Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

10.	The Employee acknowledges that:

(a)	he has had sufficient time to review and consider this Amending Agreement thoroughly;

(b)	he has read and understands the terms of this Amending Agreement and his obligations under the Employment Agreement, as amended by this Amending Agreement;

(c)	he has been given an opportunity to obtain independent legal advice, and such other advice as he may desire, concerning the interpretation and effect of this Amending Agreement; and

(d)
this Amending Agreement is entered into voluntarily and without any pressure and that his continued employment with the Corporation has not been made conditional on execution and delivery by him of this Amending Agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

Signature of Witness		Irving J. Siegel

Name of Witness (please print)

OCCULOGIX, INC.
By:
Thomas P. Reeves
President and Chief Operating Officer